Exhibit 99.1

Date:	May 5, 2009
Contact:	Gregory P. Sargen
Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FIRST QUARTER 2009 RESULTS

East Rutherford, NJ – May 5, 2009 – Cambrex Corporation (NYSE: CBM) reports first quarter results for the period ended March 31, 2009.

Highlights

-	Sales increased 8.7% compared to first quarter 2008 excluding the impact of foreign currency. Reported sales declined by 2.8% for the quarter.

-	EBITDA was $13.0 million versus adjusted EBITDA of $13.5 million in the same quarter last year (see attached table).

-
Debt, net of cash was $95.3 million at the end of first quarter 2009, a $3.8 million improvement during the quarter excluding the impact of final payments to former executives, strategic alternative related payments and foreign currency on cash balances.  On a reported basis, debt, net of cash increased $4.0 million.

Basis of Reporting

The Company has provided a reconciliation from adjusted and other non-GAAP amounts to GAAP amounts at the end of this press release.  Management believes that this basis of reporting provides a more meaningful representation of the Company’s operating results for the periods presented due to the magnitude and nature of certain recorded expenses.

First Quarter 2009 Operating Results

First quarter 2009 sales of $60.0 million were 2.8% lower than the first quarter 2008.  Sales were unfavorably impacted 11.5% due to exchange rates reflecting a stronger U.S. dollar.  Excluding the currency impact, sales increased 8.7%.  The increase is primarily due to higher volumes of two active pharmaceutical ingredients (“APIs”) manufactured under long term supply agreements, higher volumes of controlled substances and slightly higher custom development revenues, partially offset by lower sales of generic APIs.

First quarter 2009 Gross Margin decreased to 31.9% of sales from 35.5% during the first quarter 2008, with foreign currency favorably impacting gross margin by 6.0%.  Lower production levels and the accompanying lower absorption compared to the prior year’s first quarter, along with slightly higher production costs were the main drivers of the lower margins.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Selling, General and Administrative Expenses in the first quarter 2009 were $9.0 million compared to $11.3 million in the same period last year.  The decrease is a result of lower corporate headquarters expenses due to restructuring activities, expense reductions within the Company’s manufacturing sites and the favorable impact of foreign currency.

Research and Development (“R&D”) Expenses for the first quarter 2009 were $1.7 million compared to $2.3 million in the first quarter 2008.  The decrease is primarily due to the increased utilization of certain R&D personnel on custom development projects resulting in these costs being classified as either Inventory or Cost of Goods Sold and the consolidation of the New Jersey R&D facility into the Iowa facility.

Operating Profit increased to $8.3 million in the first quarter 2009 from $7.5 million in the first quarter 2008.  Operating Profit, excluding 2008 Restructuring Expenses and Strategic Alternative Costs of $811, was flat quarter over quarter.  EBITDA was $13.0 million, or 21.7% of sales, compared to adjusted EBITDA of $13.5 million, or 21.9% of sales last year.  This decrease is due primarily to lower gross margins in the first quarter of 2009.

Steven M. Klosk, President and Chief Executive Officer, said, “We are pleased with the volume growth in the first quarter and we continue to benefit from our operating cost reduction activities.  Our cash flow, excluding certain items, was positive for the quarter and we are taking further actions to improve our management of working capital.  We are focused on developing our growing portfolio of products and establishing new customer relationships in support of our controlled substances and drug delivery initiatives.  I am especially pleased that we were able to generate strong year-over-year increases in revenues from controlled substances.

“During the first quarter, we managed production and inventory levels in order to respond to certain reductions in customer demand schedules for the balance of 2009 compared to earlier forecasts.  Our generic APIs continue to be under price and volume pressure as the competitive environment drives cost reductions throughout the supply chain.  To combat this, we are working on 14 new generic APIs, and expect to benefit from the introduction of some of these new products starting in 2010.”

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

First Quarter 2009 Interest and Tax Expenses

Net Interest Expense in the first quarter 2009 was $1.2 million compared to $0.7 million in the first quarter 2008.  The change is due primarily to capitalized interest of $0.2 million in the first quarter of 2009 compared to $0.6 million in the first quarter of 2008.

The Provision for Income Taxes totaled $2.5 million in the first quarter 2009.  The effective tax rate was 34.7% in the first quarter 2009 compared to 38.9% in the first quarter 2008.  The first quarter 2009 benefited from a recently enacted reduction in tax rates in Sweden.  The Company’s effective tax rates have been and are expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits for U.S. GAAP purposes in certain jurisdictions where there has been a recent history of losses, primarily the U.S.

First Quarter 2009 Capital Expenditures and Depreciation

Capital expenditures and depreciation for the first quarter 2009 were $2.8 million and $4.7 million compared to $10.2 million and $5.1 million in the first quarter 2008, respectively.  The decrease in capital spending is largely due to higher first quarter 2008 spending on two large capital projects for which the majority of spending has since been completed.

Guidance

The Company continues to expect that sales, net of the impact of foreign currency, will increase between 2% and 6% in 2009 compared to 2008, and that Adjusted EBITDA will be between $42 and $49 million.  Adjusted EBITDA for guidance purposes excludes the impact of any potential M&A, restructuring, or strategic alternatives expenses.  Considering the current macro-economic environment, the Company continues to believe that there is a high level of uncertainty regarding sales and profit forecasts for 2009, especially as it pertains to the Company’s custom development sales to support our customers’ clinical trials.

For 2009, capital expenditures are expected to be approximately $13 to $16 million and depreciation is expected to be $20 to $22 million. The Company currently expects restructuring and strategic alternatives expenses for 2009 to be minimal.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the first quarter 2009 Form 10-Q is filed with the SEC.

Conference Call and Webcast

The Conference Call to discuss first quarter 2009 results will begin at 8:30 a.m. Eastern Time on Wednesday, May 6, 2009 and last approximately 45 minutes.  Those wishing to participate should call 1-888-634-4003 for domestic and +1-706-634-6653 for international.  Please use the pass code 97216999 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call.  A telephone replay of the conference call will be available through Thursday, May 13, 2009 by calling 1-800-642-1687 for domestic and +1-706-645-9291 for international.  Please use the pass code 97216999 to access the replay.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Forward Looking Statements

This document may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under The Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions in connection with any discussion of future financial and operating performance.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout the Company’s public filings.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, the Company’s ability to satisfy the continued listing standards of the New York Stock Exchange, changes in foreign exchange rates,  uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products and other factors described under the caption “Risk Factors That May Affect Future Results” in the Company’s annual report on Form 10-K for the year ended December 31, 2008.  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  New factors emerge from time to time and it is not possible for the Company to predict which will arise.  In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2008 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

About Cambrex

Cambrex provides products and services to accelerate the development and commercialization of small molecule therapeutics including APIs, advanced intermediates, enhanced drug delivery, and other products for branded and generic pharmaceuticals.  The Company currently employs approximately 850 people worldwide.  For more information, please visit www.cambrex.com

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Quarters Ended March 31, 2009 and 2008
(in thousands)

	2009		2008
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$60,000	100.0%	$61,706	100.0%
Allowances and Rebates	333	0.6%	391	0.6%
Net Sales	59,667	99.4%	61,315	99.4%

Other Revenues	1,365	2.3%	(325)	-0.6%

Net Revenues	61,032	101.7%	60,990	98.8%

Cost of Goods Sold	41,899	69.8%	39,061	63.3%

Gross Profit	19,133	31.9%	21,929	35.5%

Operating Expenses
Selling, General and Administrative Expenses	9,048	15.1%	11,334	18.3%
Research and Development Expenses	1,737	2.9%	2,256	3.7%
Restructuring Expenses	-	0.0%	634	1.0%
Strategic Alternative Costs	-	0.0%	177	0.3%
Total Operating Expenses	10,785	18.0%	14,401	23.3%

Operating Profit	8,348	13.9%	7,528	12.2%

Other Expenses/(Income):
Interest Expense, net	1,157	1.9%	706	1.1%
Other Income, net	(67)	-0.1%	(125)	-0.2%

Income Before Income Taxes	7,258	12.1%	6,947	11.3%

Provision for Income Taxes	2,520	4.2%	2,701	4.4%

Net Income	$4,738	7.9%	$4,246	6.9%

Earnings per Share of Common Stock
Basic	$0.16		$0.15
Diluted	$0.16		$0.15

Weighted Average Shares Outstanding
Basic	29,200		29,035
Diluted	29,203		29,093

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters Ended March 31, 2009 and 2008
(in thousands)

	First Quarter 2009	First Quarter 2008

Operating Profit, as Reported	8,348	7,528

Depreciation and Amortization	4,686	5,149

Strat. Alt. & Restructuring Expenses*	-	811

Adjusted EBITDA	$13,034	$13,488

* During 2008, the Company incurred expenses related to restructuring activities and strategic alternative expenses pursuant to the sale of its Bioproducts and Biopharma businesses in February 2007 and for the consolidation of the New Jersey R&D facility. These costs are identified within the 2008 income statement and have been excluded from the calculation of certain profit measurements, including Adjusted EBITDA for 2008.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheet
As of March 31, 2009 and December 31, 2008
(in thousands)

	March 31,	December 31,
Assets	2009	2008

Cash and Cash Equivalents	$31,717	$32,540
Trade Receivables, net	37,249	36,685
Inventories, net	60,508	61,133
Prepaid Expenses and Other Current Assets	9,093	8,798
Total Current Assets	138,567	139,156

Property, Plant and Equipment, Net	153,735	161,500
Goodwill	34,145	35,374
Other Non-Current Assets	4,352	5,042

Total Assets	$330,799	$341,072

Liabilities and Stockholders' Equity

Accounts Payable	$19,625	$19,700
Accrued Expenses and Other Current Liabilities	37,735	45,080
Total Current Liabilities	57,360	64,780

Long-term Debt	127,000	123,800
Deferred Tax Liabilities	15,414	16,138
Accrued Pension and Postretirement Benefits	42,727	44,165
Other Non-Current Liabilities	16,144	17,403

Total Liabilities	$258,645	$266,286

Stockholders’ Equity	$72,154	$74,786

Total Liabilities and Stockholders’ Equity	$330,799	$341,072

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com